Exhibit 10.7
BROKER AGREEMENT BETWEEN CROSSMARK
AND ALL AMERICAN PET COMPANY, INC.
     This agreement is entered into as of the 1st day of August, 2006, between CROSSMARK, Inc. (“CROSSMARK”), a Delaware corporation with its corporate headquarters located at 5100 Legacy Drive, Plano, TX 75024-3104 and ALL AMERICAN PET COMPANY, INC. (“All American Pet”), with its principal place of business located at 16501 Ventura Blvd., Encino, CA 91436.
Recitals
A.	All American Pet is in the business of marketing a variety of pet food products, including those products designated in Exhibit A to this Agreement (the “Products”).

B.	CROSSMARK is a sales and merchandising company.

C.	All American Pet wishes to appoint CROSSMARK as its broker for the sale and merchandising of the Products in the territory described in Exhibit A (the “Territory”) and CROSSMARK wishes to be appointed as All American Pet’s broker for the sale and merchandising of the Products in the Territory on the terms and conditions herein.
Agreement
     NOW, THEREFORE, in consideration of the above and the mutual agreements herein, All American Pet and CROSSMARK agree as follows:
1.	Appointment of Broker. All American Pet hereby appoints CROSSMARK and CROSSMARK hereby agrees to be appointed by All American Pet as a broker for the sale and merchandising of the Products in the Territory. All American Pet reserves the right to make changes to the Territory as described in Exhibit A and to add items or to delete items from the list of Products as set forth in Exhibit A with CROSSMARK’s consent.
2.	Terms of Sale. All solicitation of sales by CROSSMARK and all orders taken will be based on All American Pet’s then-current prices, terms and conditions, specifications and other conditions. CROSSMARK will notify and offer to all customers serviced by it all periodic promotions and allowances made available by All American Pet under such terms and conditions as All American Pet may specify.
3.	Order Processing.
a)	All orders taken for All American Pet’s products will be at prices and terms in accordance with the applicable price list and policies established by All American Pet, which prices, terms and policies may be changed from time to time in the sole and absolute discretion of All American Pet.

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b)	All American Pet is not required to accept any order or contract obtained by CROSSMARK, but will make a determination whether to accept an order or contract based solely on its own business judgment. CROSSMARK will assist in processing and reviewing orders and contracts with customers and will assist in reconciling any discrepancies, offsets, refunds or other adjustments; however, All American Pet assumes all risk of non-payment by the customer.
4.	Agreements of CROSSMARK. CROSSMARK agrees to:
a)	pursue and promote the sale of the Products in the Territory with due diligence and to maintain adequate facilities and staff to develop sales in the Territory;

b)	promptly report all orders for the Products to All American Pet for acceptance or rejection;

c)	observe all All American Pet policies and procedures with respect to sale of the Products, and to carry out their sale in a diligent and businesslike manner;

d)	not offer any promotions, deals or allowances or negotiate or adjust prices, invoices or credits, other than those approved by All American Pet; and,

e)	assist in processing and reviewing orders and contracts with customers and assist in reconciling any discrepancies, offsets, refunds, or other adjustments; however, All American Pet assumes all risk of non-payment by the customer.
5.	Agreements of All American Pet. All American Pet agrees to:
a)	make commercially reasonable efforts to supply the requirements of the Products of customers solicited by CROSSMARK;

b)	keep CROSSMARK informed of all sales and promotional policies and programs affecting the Products sold in the Territory;

c)	provide CROSSMARK with reasonable amounts of such sales literature, advertising and other promotional items as All American Pet has prepared for the Products;

d)	provide monthly statements to CROSSMARK in sufficient detail to enable CROSSMARK to reconcile amounts owed to it under this Agreement including detail regarding offsets, charge-backs, and refunds where applicable;

e)	not arbitrarily deduct from the commissions earned by CROSSMARK for any disallowed customer deductions that may occur.

f)	pay all reasonable and necessary expenses above normal retail call frequency incurred by CROSSMARK in connection with any product recall authorized by All American Pet within thirty (30) days of receipt of CROSSMARK’s invoice for such

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costs. If you do not notify CROSSMARK in writing of a dispute with respect to CROSSMARK’s charges, within 60 days from the date of the disputed invoice, such invoice will be deemed to be correct and binding on you.
6.	Expenses.
a)	CROSSMARK will be responsible for all of its ordinary expenses incurred in connection with this Agreement, except as otherwise agreed by All American Pet. Any claim for reimbursement of expenses assumed in advance by All American Pet will be accompanied by a detailed description of such expenses and a copy of All American Pet‘s letter authorizing the expenditure.

b)	All American Pet will be responsible for all reasonable expenses (including airfare, lodging and meals) associated with CROSSMARK’s attendance at such trade shows as may be specified by All American Pet. In the event CROSSMARK reserves a booth for one or more of its clients, All American Pet shall be responsible for its fair share cost of such space.

c)	If requested by All American Pet, CROSSMARK will attend All American Pet’s sales, service and related meetings and training seminars from time to time; provided, however, that All American Pet will pay all reasonable travel and other related expenses incurred in connection with All American Pet’s meetings it wishes CROSSMARK to attend.
7.	Resets. Resets shall include schematic updates, new item cut-ins, fair share homestore/ISE resets which shall be invoiced as set forth on Exhibit A.
8.	CROSSMARK Services. In providing All American Pet with services pursuant to this Agreement, CROSSMARK shall not be obligated to provide services which exceed the revenue generated by those services.
9.	Commissions.
a)	Commissions will be paid to CROSSMARK for all gross sales originated by CROSSMARK in the Territory, less trade discounts and trade promotions (“Net Sales”), as set forth in Exhibit A. Slotting allowances shall not be deducted in calculating Net Sales. All American Pet agrees not to arbitrarily deduct from the commissions earned by CROSSMARK for any disallowed customer deductions that may occur. Commissions will be paid within thirty (30) days after the end of the month in which all orders are accepted and filled by All American Pet.

b)	Commission payments should be sent each month to:

If by mail:	If by EFT:
CROSSMARK, Inc.	Bank of America, N.A.
P.O. Box 844317	ABA #: 111000025 (ACH)
Dallas, TX 75284-4317	ABA #: 0260-0959-3 (Fed Wire Only)
Account #: 004798942188
Account Name: CHI Management Group, LP

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10.	Independent Contractor/Agency. CROSSMARK is an independent contractor and not a partner or employee of All American Pet, and it will not represent itself as having any authority to incur or release obligations or to bind All American Pet in any way without All American Pet’s express instructions. CROSSMARK is an agent of All American Pet solely for the purposes stated herein and neither CROSSMARK nor its employees shall be considered employees of All American Pet, and neither party shall be held liable for any obligations incurred by either party other than as specified herein, it being specifically understood that the respective businesses of each of the parties shall be operated separately. CROSSMARK employees performing services hereunder shall not receive any compensation or other benefits from All American Pet. CROSSMARK shall be solely responsible for withholding taxes and other payroll deductions required for any of its employees.
11.	No Hiring of Employees. The parties hereto agree not to hire for employment any employee of the other party throughout the duration and for six (6) consecutive months after the termination of this Agreement without the express written consent of the other party.
12. Confidentiality.
a)	Each party hereto acknowledges that from time to time it will have access to certain confidential and proprietary information and systems of the other that is generally not available to or known by the public, in which each party has a legitimate protectable interest, and that has particular value to the parties, the disclosure of which could be harmful to each party’s respective interests (the “Confidential Information”). Confidential Information means any and all information, whether disclosed in writing or orally, heretofore or hereafter designated as confidential by either party and/or any other information or systems relating to either party which is of a private or proprietary nature or character. Such Confidential Information may include, but is not limited to: CROSSMARK’s proprietary computer software and its sales planning and execution processes, information and/or knowledge regarding products, processes, techniques, trade secrets, strategies and programs, financial data, vendor and customer relationships, methods of operation and other information or materials in any form proprietary to either party. Notwithstanding any other provision of this Agreement, Confidential Information does not include information which:
(i)	is or becomes generally known or available to the public through no act or failure to act by the receiving party or its employees or agents;

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(ii)	is or becomes known to the receiving party from a third party in rightful possession thereof and owing no obligation of confidentiality to the disclosing party;

(iii)	is or was developed independently by or for the receiving party, without use of or reference to any Confidential Information of the Disclosing Party and without violation of any obligation contained herein, by individuals who had no access to such Confidential Information.
b)	Each party hereto covenants and agrees, for itself and its employees, officers and agents, that both during and after the term of this Agreement it will: (i) not disclose any Confidential Information to any person or business entity without the express prior written authorization of the other party; and (ii) not use or allow third parties to use any Confidential Information for any purpose other than in connection with the performance of the services hereunder. Each party hereto acknowledges and agrees that all such Confidential Information is and will remain the property of the consenting party and will be returned to that party immediately upon demand.

c)	Each party hereto acknowledges and agrees that any improper use or disclosure by it of any part or all of the Confidential Information may cause the other party economic damage and competitive disadvantage, thereby entitling the damaged party to maintain an action at law to recover such losses and pursue any other available remedies. Each party hereto further acknowledges and agrees that the improper use or disclosure of any part or all of the Confidential Information, or any other breach of its obligations regarding the Confidential Information, could cause the other party injury for which there may not be an adequate remedy at law. Therefore, in the event of any such breach, the injured party may be entitled, in addition to any other remedies which it may have hereunder, or at law or in equity, to a temporary and/or permanent injunction.
13.	Dispute Resolution.
a)	Negotiations. The parties agree that they will attempt in good faith to promptly resolve any controversy, claim, dispute or question between them arising out of or relating to this Agreement, including its construction or application, by negotiations between the parties. If a controversy or claim should arise, representatives of the parties will meet at least once and will attempt to resolve the matter. Either of these representatives may request the other to meet within fourteen (14) days, at a mutually agreed time and place.

b)	Mediation. If the matter has not been resolved within thirty (30) days of this meeting, the controversy or claim shall be submitted to mediation by a mediator chosen from names of mediators furnished by the American Arbitration Association (“AAA”). If the parties cannot agree on a mediator, they will ask AAA to select a mediator not previously chosen by either, and such request will be made by both parties after either party, having attempted to agree with the other party regarding the selection

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of a mediator, determines that agreement cannot be obtained in the selection of a mediator. The mediation will be non-binding, and will be conducted under the AAA Rules for Mediation then in effect at a mutually agreed upon time and place, and each party will pay one-half the mediator’s fee.

c)	Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or claim arising out of or relating to (i) this Agreement, or (ii) the actions or omission of either party in negotiating, performing or enforcing this Agreement.
14.	Duration and Termination.
a)	This Agreement will take effect on the date first indicated above and will continue in full force and effect for twelve (12) months from the date first indicated above, at which time it may be renewed for additional 12-month periods by mutual agreement of the parties.

b)	Either party to this Agreement may terminate the Agreement upon sixty (60) days’ written notice to the other party. During such notice period, both parties will fully comply with the terms of this Agreement. Upon termination of this Agreement, commissions on all orders invoiced up to and including the date of termination will be due and payable to CROSSMARK.

c)	This Agreement may be terminated by either party if the other party breaches any material term, provision or duty hereunder (“Material Breach”), provided that notice and a reasonable opportunity to cure such breach has been given as provided hereafter. Material breach will include, but not be limited to: a) failure to pay; b) failure to account; c) violation of any federal, state or local law or regulation. Unless the breach is otherwise cured within the specified cure period, termination shall be effective upon expiration of 10 days following the end of the specified cure period. The following process must be followed to effect termination of this Agreement for cause:
i)	Written notification must be sent by the non-breaching party to the defaulting party detailing any material breach of this Contract.

ii)	In the event CROSSMARK defaults in the performance of its duties hereunder, All American Pet shall have the right to terminate this Agreement if CROSSMARK has not cured the default within sixty (60) days after receipt of written notice from All American Pet specifying the nature of the default. In the event All American Pet defaults in its payment or reporting obligations hereunder, CROSSMARK shall have the right to terminate this Agreement if All American Pet has not cured the default within thirty (30) days. Upon termination of this Agreement, commissions on all orders invoiced up to and including the date of termination will be due and payable to CROSSMARK.

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15.	Indemnification. Each party hereto will indemnify, defend and hold the other party hereto, its officers, directors, agents, and employees and affiliates, harmless from and against any and all liability, loss, damage, cost or expense, including reasonable and necessary attorney’s fees, which may at any time be incurred by reason of any claim, suit or action arising as a direct result out of (i) any act or omission to act which is the responsibility of the indemnifying party as provided in this Agreement, or of the indemnifying party’s employees, subcontractors, agents or affiliates; or (ii) a breach of any material representation, warranty or covenant of the indemnifying party hereunder; or (iii) the negligence or willful misconduct of the indemnifying party or of the indemnifying party’s employees, subcontractors, agents or affiliate; or (iv) claims of trademark, patent and copyright infringement arising out of one party’s use of the other party’s (or its licensors’) trademarks, patents and copyrights. All American Pet will indemnify and hold CROSSMARK harmless from any claims relating directly to products liability claims. The indemnified party will give the indemnifying party prompt written notice of any claim, suit or action for which such party believes the indemnifying party’s obligation to indemnify, defend and hold harmless will apply and the indemnifying party will be given the opportunity to control the defense of such lawsuit and the indemnified party will cooperate fully in the defense of such lawsuit.
16.	Intellectual Property. Nothing in this Agreement will be construed as giving either party hereto any right, title or interest in or to any trademarks, copyrights, or other intellectual property rights of the other party. Neither party will, except as authorized in writing by the authorizing party, use the other party’s trademarks, copyrights, or other proprietary information or systems.
17.	Governing Law. The execution, validity, interpretation and performance of this Agreement will be governed by the laws of the State of Texas.
18.	Entire Contract. This Agreement, together with Exhibit A, which is hereby incorporated into and will form part of this Agreement, represents the entire understanding between CROSSMARK and All American Pet, as to all matters covered, and supersedes all prior agreements between the parties, whether written or oral, with respect to the subject matter hereof. The provisions of this Agreement cannot be amended, modified, supplemented or waived in any way except in writing signed by both parties.
19.	Notices. All notices required to be given will be written and be delivered by (a) overnight delivery service, (b) mailed by certified or registered mail; return receipt requested; or (c) sent by facsimile transmission, with a confirmation sent by way of one of the above methods, as follows:

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IF TO CROSSMARK:	With A Copy To:

CROSSMARK, Inc.	CROSSMARK, Inc.
5100 Legacy Drive	5100 Legacy Drive
Plano, Texas 75024-3104	Plano, Texas 75024-3104
Attention: David A. Baxley, CEO	Attention: Legal Department
Facsimile No. (469) 814-1355	Facsimile No. (469) 814-1494

IF TO All American Pet:

All American Pet Company, Inc.
16501 Ventura Blvd.
Encino, CA 91436
Attention: Barry Schwartz
Facsimile No. 818-981-2274
20.	Assignability. This Agreement may not be assigned or transferred by either party hereto without the written consent of both parties.
     Each party has caused this Agreement to be properly executed on its behalf as of the date first written above.

CROSSMARK, Inc.

By:

David A. Baxley, Secretary
Date:

ALL AMERICAN PET COMPANY, INC.

By:

Name:

Title:

Date:

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EXHIBIT A
TERRITORY
     The Territory will include the geographic United States in all classes of trade.
PRODUCTS
     The Products will include the following products: Pet Food.
COMMISSION
     All American Pet shall pay CROSSMARK a commission equal to the greater of $5,000.00 per month or five percent (5%) of Net Sales for each of the following Territories (referred to as “Large Retailers”): Kroger, Safeway, New York, New England, Minneapolis, North Carolina and South Carolina (“Carolina’s”).
     All American Pet shall pay CROSSMARK a commission equal to the greater of $2,500.00 per month or five percent (5%) of Net Sales for each of the following Territories (referred to as “Small Retailers”): Publix, Winn Dixie, HEB, Meijers, Roundy’s and HyVee.
     In addition, All American Pet shall pay CROSSMARK $25.00 per hour (inclusive of fulfillment, if any) for all retail work.

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